For Immediate Release

FORWARD INDUSTRIES ANNOUNCES FIRST QUARTER RESULTS
WITH SALES UP 30% AND NET INCOME UP OVER 300%

COMPANY REPORTS FIFTH CONSECUTIVE QUARTER OF PROFITABILITY

Pompano Beach, FL, January 22, 2003 -Forward Industries, Inc. (Nasdaq:FORD), a designer and distributor of custom carrying case solutions, today announced results for its first quarter ended December 31, 2002.  See attached tables.

First Quarter 2003 Financial Highlights - compared to first quarter 2002 results

  Net sales increased 30% to $5.7 million.
  Operating income more than tripled to $545,611.
  Net income more than quadrupled to $559,146 or $.10 per diluted share.

Jerome E. Ball, Chairman and Chief Executive Officer of Forward, stated, "We are very pleased to report our fifth consecutive quarter of profitability.  The higher sales levels achieved were due to increased orders for both our home medical equipment cases and cellular phone cases.  The continued strong sales of our diabetic monitoring equipment carrying cases reflect the efforts we have made to penetrate this important market.  We generated approximately $640,000 in sales to third parties under our license agreement with Motorola, up 28% from the same period last year.  Importantly, we are now selling our products into more than 20 countries under this license agreement, which further expands our customer base.

"Operating expenses as a percentage of net sales decreased to 23% from 29% in the first quarter of fiscal 2002.  These results demonstrate our ability to increase revenues without a corresponding increase in our operating expenses."

Mr. Ball continued, "Our financial position remains strong with $1.4 million in cash and no borrowings outstanding under our line of credit at December 31, 2002.  During the quarter, we repurchased 35,200 shares of the Company's common stock under the 400,000-share buyback program that we announced in September, and we plan to buy additional shares, subject to market conditions."

Mr. Ball concluded, "We are optimistic about the remainder of fiscal 2003 and beyond.  We are focused on capitalizing on our core markets, and further expanding our relationships with our existing customer base.  We look forward to reporting our progress."

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and medical monitoring equipment.  The Company sells its products directly to original equipment manufacturers and recently began marketing a line of Carry Solutions under the "Motorola" brand name. Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

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Forward Industries, Inc. Press Release January 22, 2003	Page 2

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any interest or obligations to update these forward-looking statements.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Loren Mortman
(954) 419-9544		(212) 836-9604
lmortman@equityny.com
www.theequitygroup.com

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Forward Industries, Inc. Press Release January 22, 2003	Page 3

FORWARD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2002	2001
Net sales	$ 5,691,642	$ 4,377,073
Cost of goods sold	3,851,623	2,925,947
Gross profit	1,840,019	1,451,126

Operating expenses:
Selling	674,420	755,215
General and administrative	619,988	521,904
Total operating expenses	1,294,408	1,277,919

Income from operations	545,611	174,007

Other income (expense):
Interest expense	(1,401)	(21,645)
Interest income	3,137	7,315
Other income (expense)	36,799	(4,539)
Total other income (expense)	38,535	(18,869)

Income before provision for income taxes	584,146	155,138
Provision for income taxes	25,000	16,900

Net income	$ 559,146	$ 138,238

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
Basic	$ 0.10	$ 0.02
Diluted	$ 0.10	$ 0.02

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
Basic	5,813,908	5,825,641
Diluted	5,813,908	5,825,641

Forward Industries, Inc. Press Release January 22, 2003	Page 4

FORWARD INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2002	2002
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$ 1,391,525	$ 1,207,311
Accounts receivable, net	3,873,595	2,680,916
Inventories	1,182,426	718,986
Prepaid expenses and other current assets	128,688	219,124
Deferred tax asset	15,500	15,500
Total current assets	6,591,734	4,841,837

Property, plant and equipment - net	346,480	341,187
Deferred tax asset	161,700	164,500
Other assets	41,337	41,337
Total Assets	$ 7,141,251	$ 5,388,861

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 2,410,085	$ 1,306,381
Accrued expenses and other current liabilities	423,627	291,984
Current portion of capital lease obligations	28,279	27,814
Total current liabilities	2,861,991	1,626,179

Long term portion of capital lease obligations	51,504	58,751

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, 4,000,000 authorized shares, par value $.01; none issued	--	--
Common stock, 40,000,00 authorized shares, par value $.01; 6,286,531
shares issued (including 496,090 and 460,890, respectively held in treasury)	62,865	62,865
Paid-in capital	8,251,780	8,251,780
Accumulated deficit	(3,369,681)	(3,928,827)
	4,944,964	4,385,818
Less: Cost of shares in treasury	(717,208)	(681,887)
Total stockholders' equity	4,227,756	3,703,931

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 7,141,251	$ 5,388,861

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